Exhibit 99.1

NEWS RELEASE	NASDAQ: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 07-15

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI COMPLETES ACQUISITION OF BAILEY OPERATING, INC.

Acquisition Extends Transportation and Environmental Services in Barnett Shale Region;

Geographically Broadens Rental Operations Offered in Barnett Shale;

Should Improve Asset Utilization;

Immediately Accretive to Earnings

CARENCRO, LA – JUNE 07, 2007 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) announced today the completion of the previously announced acquisition of certain assets of Bailey Operating, Inc. (“BOI”) for $1.3 million in cash and $0.5 million in a subordinated promissory note. The subordinated promissory note matures three years from closing and accrues interest at the rate of 5% per annum. The cash portion of the purchase price will come from available working capital funds under OMNI’s revolving line of credit.

The assets acquired include a salt water disposal well, related permits and well-site equipment located on approximately five acres of land in Bowie, Texas. OMNI currently operates two salt water disposal wells in Louisiana through its recent acquisition of Charles Holston, Inc. For the fiscal year ended December 31, 2006, BOI reported earnings before interest, taxes, depreciation and amortization of $0.7 million on revenues of $1.2 million.

Commenting on the completion of the acquisition of the BOI assets, James C. Eckert, OMNI’s Chief Executive Officer, said, “The acquisition of the assets of BOI geographically extends our core businesses into what is currently one of the most prolific onshore regions in the United States for oil and gas exploration. Not only are we acquiring an exceptional facility for the disposal of non-hazardous oilfield waste by-products, the acquisition also establishes a platform for further geographic expansion of our core businesses. We expect to immediately expand our Transportation Services and Equipment Rental operations into this Barnett Shale region. Thereafter, follow-on expansion will occur through a combination of increased asset utilization, planned capital expenditures and other strategic transactions currently under consideration. We expect this acquisition to be immediately accretive to our 2007 earnings.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through five business segments: Seismic Drilling (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Transportation and Specialized Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to integrate the acquisitions referenced herein, the expansion of our Transportation Services and Equipment Rental operations into the Barnett Shale region, the previously announced expansion of operations in the Rocky Mountain Region of the United States, the timely conversion of seismic drilling backlog into revenue, the utilization rates of our equipment and personnel, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, the continued growth of our environmental services and equipment leasing business segments, completion of strategic transactions under consideration by OMNI and other risks detailed in OMNI's filings with the Securities and Exchange Commission.